SHAREHOLDERS' AND VOTING AGREEMENT

                                  by and among

                                  DOMINIX, INC.

                                       and

                              THE SHAREHOLDERS THAT
                             ARE SIGNATORIES HERETO

                          DATED AS OF NOVEMBER 25, 2003

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                                Table of Contents

                                                                            Page
                                                                            ----

Section 1.        Definitions............................................     1
Section 2.        Methodology for Calculations...........................     2
Section 3.        Voting Agreement.......................................     2
Section 4.        Restrictions on Transfers of Stock.....................     3
Section 5.        Tag-Along Rights.......................................     3
   5.1.     Tag-Along....................................................     3
   5.2.     Tag-Along Obligations........................................     3
   5.3.     Closing......................................................     4
Section 6.        Certain Covenants......................................     4
   6.1.     Financial Statements, Other Information and Access...........     4
   6.2.     Management Reports...........................................     5
   6.4      Board and Committee Notice Requirement.......................     6
   6.5      Action by the Board of Directors.............................     6
   6.6      Reimbursement of Certain Expenses............................     6
   6.7      Directors' Indemnification; Insurance........................     6
Section 7.        Conflicting Agreements.................................     7
Section 8.        Legend.................................................     7
Section 10.       Duration of Agreement..................................     8
Section 11.       Further Assurances.....................................     8
Section 12.       Amendment and Waiver...................................     8
Section 13.       Severability...........................................     9
Section 14.       Entire Agreement; Effect on Prior Agreement............     9
Section 15.       Successors and Assigns.................................     9
Section 16.       Counterparts...........................................     9
Section 17.       Remedies...............................................     9
Section 18.       Notices................................................     9
Section 19.       Governing Law, Consent to Jurisdiction.................    10
Section 20.       Miscellaneous..........................................    10
Section 21.       Construction...........................................    10

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                       SHAREHOLDERS' AND VOTING AGREEMENT

      THIS SHAREHOLDERS' AND VOTING AGREEMENT (the "Agreement") is made as of November 25, 2003 by and among DOMINIX, INC., a Delaware corporation (the "Company"), and each of the shareholders of the Company executing one of the signature pages attached hereto.

                              W I T N E S S E T H:

      WHEREAS, as of the date hereof, Steven A. Horowitz, Woo Chih Chun, and Snapper Partners LLC (the "Investors") own an aggregate of 1,638,666 shares of the Company's Series A Convertible Preferred Stock, which are convertible into 327,733,200 shares of the Company's Common Stock, par value $.0001 per share (the "Common Stock"); and

      WHEREAS, the principal shareholders listed on the signature page (the "Principals") of Jade Entertainment Group, Inc., a New York corporation ("Jade") are receiving 82,167 shares of Series B Convertible Preferred Stock, pursuant to an Agreement and Plan of Merger by and among Dominix, Inc., Jade Entertainment Group, Inc., Jade Acquisition Corp. and the Principals; and

      WHEREAS, the parties hereto deem it to be in their best interests to enter into an agreement establishing and setting forth their agreement with respect to certain rights and obligations associated with ownership of shares of capital stock of the Company.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions. As used herein, the following terms shall have the following meanings:

"Affiliate" means (i) with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) with respect to any individual, shall also mean the spouse, parent, sibling, child, step-child, or grandchild of such Person, or the spouse thereof.

"By-laws" means the By-laws of the Company as in effect on the date hereof, as they may be amended from time to time hereafter.

"Commission" means the U.S. Securities and Exchange Commission.

"Common Stock" means the Common Stock, par value $.01 per share of the Company and any equity securities issued or issuable with respect to the Common Stock in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

"Common Stock Equivalents" means any warrants, options or other securities convertible into, or exchangeable or exercisable for, shares of Common Stock.

"Company" has the meaning assigned to it in the Preamble.


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"Excluded  Securities"  means (a)  options  issued by the Company to a director, officer or employee of the Company pursuant to any stock option or similar plan (and any shares of Common Stock issuable thereunder) existing or outstanding as of the date hereof, or to the extent such arrangements are approved by the Board of Directors and the Company's shareholders after the date hereof, or (b) shares of Common Stock issuable upon conversion, exchange or exercise of any Common Stock Equivalent outstanding as of the date hereof or other Common Stock Equivalent approved after the date hereof in the manner set forth in clause (a) above.

"Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust. unincorporated organization or government or any agency or political subdivisions thereof

"Public Sale" means a Transfer pursuant to a bona fide underwritten public offering pursuant to an effective registration statement filed under the Securities Act, pursuant to Rule 144 under the Securities Act, or pursuant to any other provisions of the Securities Act or rules thereunder where subsequent Transfers would not be subject to Transfer restrictions thereunder.

"Registration Agreement" means the Registration Rights Agreement, dated as of the date hereof, between the Company and the other parties thereto as it may be amended from time to time.

"Securities Act" means the Securities Act of 1933, as amended.

"Shareholders" means the parties to this Agreement (other than the Company) and any other subsequent holder of Stock who agrees to be bound by the terms of this Agreement.

"Stock" means (i) any shares of Common Stock and (ii) any Common Stock Equivalents, in each case, whether owned on the date hereof or acquired hereafter by a Shareholder.

"Subsidiary" means with respect to any Person, (i) any corporation, partnership or other entity of which shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership or other entity are at the time owned by such Person, or (ii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries by such Person.

"Transfer" as to any Stock, means to sell or in any way directly or indirectly transfer, assign, distribute, pledge, encumber or otherwise dispose of, either voluntarily or involuntarily.

"Voting Shares" means any securities of the Company the holders of which are generally entitled to vote for members of the Board.

Section 2. Methodology for Calculations. Except as otherwise provided in this Agreement, for purposes of calculating (i) the amount of outstanding Common Stock as of any date, (ii) the amount of Common Stock owned by a Person hereunder and (iii) related percentages, all Common Stock Equivalents shall be treated as having been converted, exchanged or exercised.

Section 3. Voting Agreement. Each Shareholder shall vote all of its Voting Shares and shall take all other necessary or desirable actions within its control (including, without limitation, attending all meetings in person or by proxy for purposes of obtaining a quorum, executing all written consents in lieu of meetings and voting to remove members of the Board, as applicable), and the Company shall take all necessary and desirable actions within its control to cause to be elected to the Board of Directors the person designated from time to time by the Investors (including any person designated as a successor to fill any vacancy arising by reason of the resignation, death, removal or inability to serve of any designee of the Investors) pursuant to their rights set forth in Sections 6.1 to 6.7, below.


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Section  4.  Restrictions  on  Transfers  of Stock.  (a)  Except as set forth in
Section 4(b), Principals shall not Transfer any shares of Series B Convertible Preferred Stock or, upon conversion, any Common Stock (sometimes referred to collectively as "Securities" or "Stock"), until December 31, 2004; (b) the restrictions of Section 4(a) shall not apply to a private transfer subject to the Tag-Along obligation of Section 5, below, or a pledge of Securities in connection with an institutional loan to Jade; (c) any Transfer or attempted Transfer of Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Securities as the owner of such Securities for any purpose.

Section 5. Tag-Along Rights.

      5.1. Tag-Along. Principals shall not Transfer any of their Securities until after December 31, 2004 without complying with the terms and conditions set forth in this Section 5.

      5.2. Tag-Along Obligations. Principals (the "Tag-Along Initiator") desiring to Transfer any shares of Stock shall give not less than 20 days prior written notice of such intended Transfer to each of the Investors ("Tag-Along Offeree") and to the Company. Such notice (the "Tag-Along Notice") shall set forth the terms and conditions of such proposed Transfer, including the name of the proposed transferee, the number of shares proposed to be transferred by the Tag-Along Initiator (the "Tag-Along Shares"), the purchase price per share proposed to be paid therefor and the payment terms and type of transfer to be effectuated. Within 10 days after delivery of the Tag-Along Notice by the Tag-Along Initiator to each Tag-Along Offeree and to the Company, each Tag-Along Offeree shall, by written notice to the Tag-Along Initiator and the Company, have the opportunity and right to sell to the transferee in such proposed Transfer (upon the same terms and conditions as the Tag-Along Initiator) up to that number of shares of such Stock owned by the Tag-Along Offeree as shall equal the product of (x) a fraction, the numerator of which is the number of shares of such Stock owned by the Tag-Along Offeree as of the date of the Tag-Along Notice and the denominator of which is the aggregate number of shares of such Stock owned as of the date of the Tag-Along Notice by the Tag-Along Initiator and all of the Tag-Along Offerees, times (y) the number of shares of such Stock owned as of the date of the Tag-Along Notice by the Tag-Along Offeree; provided, however, that the number of shares of Stock to be sold by any Tag-Along Offeree shall not exceed the same proportion as the number of shares of Stock to be Transferred by the Tag-Along Initiator bears to the number of shares of Stock held by the Tag-Along Initiator. The amount of Tag-Along Shares to be sold by any Tag-Along Initiator shall be reduced to the extent necessary to provide for such sales of shares by Tag- Along Offerees. No Person may Transfer shares in any transaction that is subject to this Section 5 unless the transferee agrees to be bound by and complies with the terms of this Agreement.


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      5.3. Closing.  At the closing of any proposed Transfer in respect of which a Tag-Along Notice has been delivered, the Tag-Along Initiator together with all Tag-Along Offerees electing to sell shares, shall deliver, free and clear of all liens, to the proposed transferee certificates evidencing the shares to be sold thereto duly endorsed with transfer powers and shall receive in exchange therefore the consideration to be paid or delivered by the proposed transferee in respect of such shares as described in the Tag-Along Notice.

Section 6. Certain Covenants.

      6.1. Financial Statements, Other Information and Access. (a) The Company shall deliver to each Investor:

            (i) within 50 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, statements of consolidated operations and cash flows and a statement of consolidated stockholder's equity of the Company and its Subsidiaries for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period or date in the preceding fiscal year, all in reasonable detail and certified by the Chief Financial Officer of the Company, subject to changes resulting from year-end adjustments; provided, however, that delivery pursuant to clause (iii) below of a copy of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Commission shall be deemed to satisfy the requirements of this clause (i);

            (ii) within 105 days after the end of each fiscal year, statements of consolidated operations and cash flows and a statement of changes in consolidated stockholder's equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, setting forth in each case in comparative form the corresponding figures from the preceding fiscal year, all in reasonable detail and examined and certified, without qualification by independent public accountants of recognized national standing selected by the Company; provided, however, that delivery pursuant to clause (iii) below of a copy of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Commission shall be deemed to satisfy the requirements of this clause (ii);

            (iii) promptly  upon  transmission  thereof,   copies  of  all  such
                  financial statements, proxy statements, notices and reports it sends to its stockholders and copies of all such registration statements (without exhibits), other than registration statements relating to employee benefit or dividend reinvestment plans, and all such regular and periodic reports as it shall file with the Commission; and


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                  (iv)     with reasonable promptness, such other information
                           and financial data concerning the Company as any Person entitled to receive information under this
                           Section 6.1 may reasonably request.

      (b) The Company will permit each Investor and its representatives, upon reasonable advance notice, to visit and inspect, during normal business hours and at the Investor's expense, any of the properties of the Company and its Subsidiaries, to examine the corporate books and make copies or extracts therefrom and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the senior management officers of the Company as well as the accountants of the Company; provided, that, without the Company's consent, which shall not be unreasonably withheld, the Investors' right to visit and inspect the Company's properties shall not exceed four times a year.

      6.2. Management Reports. The Company shall promptly deliver to each Investor (but in any event with ten (10) business days) after the end of each month, a monthly operations report including a month to month comparative analysis of revenues and expenses against budget and significant business matters, as well as copies of all reports or other information provided to the members of the Board and/or senior management of the Company during such month.

      6.3. Right of the Investors to Designate Directors. (a) The Company and Principals shall cause two people designated by the Investors to be nominated, and shall use its best efforts to cause such people to be elected (which, in the case of Principals, shall include Principals' affirmative vote in favor of Investors' nominee), to the Board of Directors of the Company effective, without any further action, within five days after such person is designated and at each annual meeting of stockholders occurring thereafter (people designated by the Investors pursuant to this Section 6.3 from time to time, a "Investor Designees"). In connection with any annual meeting of shareholders at which the term of the Investor Designees is to expire, the Company will take all necessary action to include the Investor Designees as management's nominees for director and use the same efforts to cause such Investor Designees to be elected to the Board of Directors of the Company as are used with respect to management's other nominees. In the event of any vacancy arising by reason of the resignation, death, removal or inability to serve of any Investor Designees, the Investors shall be entitled to designate a successor to fill such vacancy for the unexpired term. The Company further agrees that the Investors shall be entitled to designate a non-voting observer to attend and participate in (but not to vote at) all meetings of the Board of Directors of the Company and any committee of the Board (the "Non-voting Observer"). The Non-voting Observer shall have the same access to information concerning the business and operations of the Company and its Subsidiaries and at the same time as directors of the Company, and shall be entitled to participate in discussions and consult with the Board of Directors of the Company without voting. The Investor Designees shall be subject to the reasonable approval of the Company except if the Investor Designees is Steven Horowitz or a bona fide employee of, or regular consultant to, Investors or any of their Affiliates (in which case such approval shall not be necessary).

      (b) The Company and the Investors acknowledge that the provisions of this Agreement, including 6.3(a) are intended to provide the Investors with "Contractual Management Rights" within the meaning of ERISA and the regulations promulgated thereunder.


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      6.4  Board  and  Committee   Notice   Requirement.   In  addition  to  any
requirements specified in the By-Laws of the Company, the Company shall notify the Investors, the Investor Designee and the Non-voting Observer, by telecopy, of (a) every meeting (or action by written consent) of the Board of Directors of the Company and (b) every meeting (or action by written consent) of the board of directors of any Subsidiary and of any committee of the Board of Directors of the Company or any Subsidiary, at least three days in advance of such meeting (or distribution of written consents).

      6.5 Action by the Board of Directors. Without the approval of the Board of Directors of the Company that includes the affirmative vote of the Investor Designee, the Company shall not, in a single transaction or a series of related transactions, at any time after the date hereof, directly or indirectly: (a) acquire, sell, lease, transfer or otherwise dispose of any assets other than in the ordinary course of business consistent with past practice, (b) make any capital expenditure not in accordance with the annual budget approved by the Company's Board of Directors for the then current fiscal year, (c) amend, supplement, modify or repeal any provision of the Certificate of Incorporation or By-Laws of the Company or take any other action, including, without limitation, the adoption of a stockholders' rights plan or similar plan, or the consummation of a capital stock repurchase or redemption; (d) modify, extend or renew the agreements set forth on Schedule A thereto, (e) release, waive or compromise any claim against the Principals arising out of the Agreement and Plan of Merger dated November __, 2003, and related agreements; (f) make any investment in an amount in excess of $500,000; or (g) the creation of any subsidiary of the Company, any merger or other reorganization involving the Company, the sale of substantially all of the assets of the Company or the sale of 51% or more of the shares of any subsidiary thereof.

      6.6 Reimbursement of Certain Expenses. The Company shall, upon request therefor, promptly reimburse the Investor Designee (and, to the extent that the Investor Designee shall not attend or charge therefor, the Non-voting Observer) for all reasonable expenses incurred by him in connection with his attendance at meetings of the Board of Directors or of committees of the Board of Directors and any other activities undertaken by him in his capacity as a director of the Company or any Subsidiary or observer, as applicable to the same extent as the Company would reimburse any other director in respect of such activities. The foregoing shall be in addition to, and not in lieu of (or in duplication of), any indemnification or reimbursement obligations of the Company under the Certificate of Incorporation or By-Laws of the Company or by Law. The Non-voting Observer shall be entitled to indemnification from the Company to the maximum extent permitted by Law as though he or she were a director of the Company or the Subsidiary.

      6.7 Directors' Indemnification; Insurance. (a) To the extent commercially available, the Company shall at all times maintain directors' and officers' liability insurance comparable in terms and coverage to that maintained on the date hereof, and the Investor Designee shall be covered under such insurance.

      (b) The Certificate of Incorporation, By-laws and other organizational documents of the Company shall at all times, to the fullest extent permitted by law, provide for indemnification of, advancement of expenses to, and limitation of the personal liability of, the members of the Board of Directors of the Company, and to any Non-Voting Observer as though he or she were a director of the Company. Such provisions may not be amended, repealed or otherwise modified in any manner adverse to any member of the Board of Directors or Non-Voting Observer of the Company until at least six years following the date that the Investor Designee is no longer a member of the Board of Directors of the Company.


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      (c) The Investor Designee and any Non-Voting  Observer is intended to be a third-party  beneficiary  of the  obligations  of the  Company  pursuant to this
Section 6.7, and the obligations of the Company pursuant to this Section 6.7 shall be enforceable by the Investor Designee and the Non-voting Observer.

Section 7. Conflicting Agreements. Each Shareholder represents and warrants that such Shareholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with any provision of this Agreement, and no holder of Stock shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with any provision of this Agreement.

Section 8. Legend.

      (a) Each Principal and the Company shall take all such action necessary (including exchanging with the Company certificates representing shares of Stock issued prior to the date hereof) to cause each certificate representing outstanding shares of Stock beneficially owned by such Principal to bear a legend containing the following words:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF (i) UNLESS (A) REGISTERED UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES AND "BLUE SKY" LAWS OR (B) AN OPINION OF COUNSEL SATISFACTORY TO CDKNET.COM, INC. (THE "COMPANY") THAT SUCH REGISTRATION IS NOT NECESSARY HAS BEEN DELIVERED TO THE COMPANY OR (ii) UNLESS SOLD PURSUANT TO AND IN COMPLIANCE WITH RULE 144 OF SUCH ACT AND APPLICABLE SECURITIES OR "BLUE SKY" LAWS."


"IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND TO THE VOTING AGREEMENTS SET FORTH IN THE SHAREHOLDERS' AND VOTING AGREEMENT DATED AS OF __________, 2003 BY THE COMPANY AND THE PARTIES THERETO, WHICH EXPIRES ON DECEMBER 31, 2004, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE COMPANY."

      (b) The requirement that the above securities legend be placed upon certificates evidencing shares of Stock shall cease and terminate upon the earliest of the following events: (i) December 31, 2004, (ii) when such shares are transferred in an underwritten public offering, (iii) when such shares are transferred pursuant to Rule 144 under the Securities Act or (iv) when such shares are transferred in any other transaction if the seller delivers to the Company an opinion of its counsel, which counsel and opinion shall be reasonably satisfactory to the Company to the effect that such legend is no longer necessary in order to protect the Company against a violation by it of the Securities Act upon any sale or other disposition of such shares without registration thereunder. Upon the consummation of any event requiring the removal of a legend hereunder, the Company, upon the surrender of certificates containing such legend, shall, at its own expense, deliver to the holder of any such shares as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such shares not bearing such legend.


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Section 9.  Representations  and  Warranties.  Each party hereto  represents and warrants to the other parties hereto as follows:

      (a) It has full power and authority to execute, deliver and perform its obligations under this Agreement.

      (b) This Agreement has been duly and validly authorized, executed and delivered by it, and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

      (c) The execution, delivery and performance of this Agreement by it does not (x) violate, conflict with, or constitute a breach of or default under its organizational documents, if any, or any material agreement to which it is a party or by which it is bound or (y) violate any law, regulation, order, writ, judgment, injunction or decree applicable to it.

      (d) No consent or approval of, or filing with, any governmental or regulatory body is required to be obtained or made by it in connection with the transactions contemplated hereby.

      (e) It is not a party to any agreement which is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

Section 10. Duration of Agreement. The rights and obligations of the Principals under this Agreement shall terminate at such time as such Principal no longer is the beneficial owner of any shares of Stock. This Agreement shall terminate the earlier of December 31, 2004, or at such time as the Investors own less than 500,000 shares of Common Stock, except that the terms of Sections 7, 14 and 21 shall survive until, by their respective terms, they are no longer operative.

Section 11. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

Section 12. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Investor unless such modification, amendment or waiver is approved in writing by the Company, and Investors, excluding Principals, owning at least a majority of the outstanding shares of Stock. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 14. Entire Agreement; Effect on Prior Agreements. Except as otherwise expressly set forth herein, this document and the other documents dated the date hereof embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of any Principal under any other agreement with the Company, the terms of this Agreement shall govern.

Section 15. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and each Principal and their respective successors, assigns, heirs and personal representatives, so long as they hold Stock. Except pursuant to a Permitted Transfer or a Transfer of Stock in compliance with Section 5, no Principal shall have the right to assign its rights and obligations under this Agreement, without the consent of each of the other Principals.

Section  16.   Counterparts.   This   Agreement  may  be  executed  in  separate
counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 17. Remedies. Each Principal shall be entitled to enforce its rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

Section 18. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the signature pages hereto and to any subsequent holder of Stock subject to this Agreement at such address as indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. The Company's address is:

                  Dominix, Inc.
                  40 Marquette Drive
                  Smithtown, NY  11787
                  Telecopy: (631) 724-6454
                  Attention: Andrew Schenker

                  with a copy to:

                  Sommer & Schneider LLP
                  595 Stewart Avenue, Suite 710
                  Garden City, New York 11530
                  Telecopy: (516) 228-8211
                  Attention: Herbert H. Sommer, Esq.

The Principals' address for notice purposes is:

The address set forth below their respective names on the signature pages hereto;

In the case of Principals, with a copy to:

                  Adam Laufer, Esq.
                  650 West Avenue Suite 1509
                  Miami Beach, Florida 33139
                  Telecopy: 305.913.7732

In the case of Investors, with a copy to:

                  Sommer & Schneider LLP
                  595 Stewart Avenue, Suite 710
                  Garden City, New York 11530
                  Telecopy: (516) 228-8211
                  Attention: Herbert H. Sommer, Esq.

Section 19. Governing Law, Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 20. Miscellaneous. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. This Agreement is intended to be a voting agreement among stockholders as permitted by Section 218(c) of the Delaware General Corporation Law.

Section 21. Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have executed this Shareholders' and Voting Agreement on the day and year first above written.

                                                  DOMINIX, INC.


                                                  By: /s/ Andrew J. Schenker
                                                  ------------------------------
                                                  Name:   Andrew J. Schenker
                                                  Title:  President


                                                  /s/ Steven A. Horowitz
                                                  ------------------------------
                                                  Steven A. Horowitz
                                                  Address:  3 Equestrian Court
                                                  Huntington, N.Y.  11743


                                                  /s/ Woo Chih Chun
                                                  ------------------------------
                                                  Woo Chih Chun
                                                  Address:

                                                  SNAPPER PARTNERS LLC


                                                  By: /s/ Arnold P. Kling
                                                  ------------------------------
                                                  Name:   Arnold P. Kling
                                                  Title:  Managing Member
                                                  Address:

                                                  PRINCIPALS:


                                                  /s/ Raymond Barton
                                                  ------------------------------
                                                  Raymond Barton

                                                  /s/ Timothy Schmidt
                                                  ------------------------------
                                                  Timothy Schmidt

                               SECURITIES HOLDINGS


                                                                   Common Stock
Name                   Title                       Number          Equivalent
----                   -----                       ------          ----------


Steven A. Horowitz     Series A Preferred Stock    693,666         138,733,200

Woo Chih Chun          Series A Preferred Stock    400,000          80,000,000

Snapper Partners LLC   Series A Preferred Stock    545,000         109,000,000
                                                 _________         ___________

                                       TOTAL     1,638,666         327,733,200
                                                 =========         ===========